NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

    For Immediate Release

CONSTAR INTERNATIONAL INC. ANNOUNCES FOURTH

QUARTER AND FULL YEAR 2005 RESULTS

Philadelphia, PA—March 24, 2006 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the fourth quarter and twelve months ended December 31, 2005.

Fourth Quarter Results

Net sales increased 13.6 percent in the fourth quarter of 2005 to $229.3 million compared to $201.8 million in the fourth quarter of 2004. This increase reflects the pass-through of higher resin prices, increased shipments of conventional and custom products and favorable foreign currency translations. The increase in net sales was partially offset by previously agreed to price reductions implemented to extend key long-term contracts and meet competitive pricing.

Gross profit in the fourth quarter of 2005 increased 13.6 percent to $11.6 million from $10.2 million in the fourth quarter of 2004. Depreciation of $6.0 million was $5.9 million lower in the quarter compared to the fourth quarter of 2004 because of a lower asset base (partially related to a 2005 third quarter non-cash asset impairment charge) and because of adjustments to depreciation estimates. Net of depreciation, gross profit in the fourth quarter of 2005 was down $4.5 million compared to the fourth quarter of 2004. This decrease reflects implementation of price decreases, increased freight cost, softness in the Company’s European business and surges in resin and energy costs caused by the hurricanes in the Gulf Coast. The decrease was partially offset by increased unit sales, improved product mix, and better operating efficiencies in the U.S. business.

Selling, administrative and research and development expenses declined to $9.7 million in the fourth quarter of 2005 from $10.1 million in the fourth quarter of 2004. The savings were principally related to lower costs for Sarbanes-Oxley compliance activity.

Interest expense in the fourth quarter of 2005 was $10.1 million compared to $9.8 million in the prior year period as a result of higher average borrowings.

Other expense for the fourth quarter of 2005 was $0.3 million compared to other income of $25.0 million for the fourth quarter of 2004. Other income in the fourth quarter of 2005 includes a $1.5 million expense for settlement of a litigation matter. Other income in the fourth quarter of 2004 included income of $25.1 million for settlement of the Oxbar™ infringement suit.

The Company reported a net loss in the fourth quarter of $8.8 million, or $0.72 loss per diluted share, compared to a net profit of $11.5 million, or $0.92 income per diluted share, in the fourth quarter of 2004. Excluding the impact of the $25.1 million settlement income in 2004 and the $1.5 million settlement expense in 2005, net loss decreased $6.4 million to a net loss of $7.3 million in the fourth quarter of 2005 compared to a net loss of $13.6 million in the fourth quarter of 2004.

Credit Agreement EBITDA in the fourth quarter declined to $7.5 million from $38.2 million in the fourth quarter of 2004. Excluding the impact of the $25.1 million settlement income in 2004 and the $1.5 million settlement expense in 2005, Credit Agreement EBITDA in the fourth quarter decreased $4.1 million to $9.0 million in the fourth quarter of 2005 compared to $13.1 million in the fourth quarter of 2004. This decrease was primarily due to lower gross profit excluding depreciation expense and higher foreign currency adjustments, partially offset by reduced operating expenses.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company’s Credit Agreement adjusts EBITDA for certain items. In the fourth quarter of 2005, these adjustments were $0.7 million. In the fourth quarter of 2004, these adjustments were $1.9 million.

Michael J. Hoffman, Constar’s President and Chief Executive Officer, commented, “In the fourth quarter of 2005, we experienced one of the most volatile periods of cost changes in our history, due mainly to the impact the Gulf Coast hurricanes had on the petrochemical industry. Surges in energy and resin costs made it difficult to manage the pass through of these increased costs to our customers and we absorbed cost increases in excess of our expectations. However, by the end of the quarter, we were passing through a significant portion of these increases. Also promising was our implementation of a strategic pricing initiative that addressed margins in the customer contracts that were renewed during the fourth quarter. Constar is committed to improving operating performance, cash flow and liquidity while continuing to provide quality products and service to its customers.”

Full Year Results

Net sales increased 15.5 percent in 2005 to $975.0 million compared to $844.2 million in 2004. This increase reflects the pass-through of higher resin prices, increased shipments of conventional and custom products and favorable foreign currency translations. The increase in net sales was partially offset by previously agreed to price reductions implemented to extend key long-term contracts and meet competitive pricing.

Gross profit decreased $4.2 million, or 9.0 percent, to $42.2 million in 2005 from $46.4 million in 2004. Gross profit, net of depreciation expense, was $82.3 million in 2005 compared to $97.5 million in 2004. Approximately $5.1 million of the decline in gross profit is related to our European operations. Other factors contributing to the decrease in gross profit were previously agreed price concessions implemented to extend key contracts and meet competitive pricing, higher resin costs, and higher utility and shipping costs. These cost increases were partially offset by increased unit sales, improved product mix and reduced spending in warehousing and product handling costs.

Selling, administrative and research and development expenses declined to $31.9 million in 2005 compared to $33.8 million in 2004. The savings were principally related to lower costs for Sarbanes-Oxley compliance activity.

Other expense was $1.1 million in 2005 compared to other income of $24.9 million in 2004. The change was principally due to the $25.1 million litigation settlement recorded as other income in 2004 and a $1.5 million expense for a legal settlement in 2005.

The Company incurred non cash charges in 2005 of $22.2 million for an asset impairment charge and $10.0 million for the write-off of deferred financing costs and other fees.

Interest expense was $38.9 million in 2005 compared to $39.8 million in 2004, reflecting lower interest rates that were partially offset by higher average debt levels in 2005.

The Company reported a net loss of $60.0 million, or $4.94 loss per diluted share for 2005 compared to a net loss of $6.8 million, or $0.57 loss per diluted share in 2004. Excluding the impact of the $25.1 million legal settlement income in 2004, the non-cash asset impairment charge of $22.2 million in 2005, the non-cash write-off of deferred financing costs of $10.0 million in 2005 and the $1.5 million legal settlement expense in 2005, net income increased $5.6 million to a net loss of $26.3 million or $2.16 loss per diluted share in 2005 compared to a net loss of $31.9 million or $2.65 loss per diluted share in 2004.

2005 Credit Agreement EBITDA was $51.6 million compared to $90.8 million in 2004. Excluding the impact of the $25.1 million settlement income in 2004 and the $1.5 million settlement expense in 2005, Credit Agreement EBITDA decreased $12.7 million to $53.1 million in 2005 compared to $65.7 million in 2004. This $12.7 million decrease resulted from lower gross profit net of depreciation partially offset with lower selling, administrative and research and development expenses.

2005 Credit Agreement EBITDA adjustments were $36.3 million, primarily composed of the $22.2 million non-cash asset impairment charge related to European operations and $10.0 million for the non-cash write-off of deferred financing costs at the time of the Company’s debt refinancing. 2004 Credit Agreement EBITDA adjustments were $3.4 million. Credit Agreement EBITDA is not a GAAP-defined measure and may not be comparable to adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of our operating performance. Management also believes that Credit Agreement EBITDA is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods, and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the reconciliation of Credit Agreement EBITDA to net income (loss) in the attached unaudited consolidated statements of operations.

Conference Call, Web Cast Information

The Company will hold a conference call on Friday, March 24, 2006, at 9:00 a.m. ET to discuss this news release and the Company’s business outlook. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (877) 704-5378 (domestic callers) or (913) 312-1292 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. ET that day, through midnight on March 31, 2006 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 4881757, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this news release or the actual results of operations or financial condition of the Company to differ include the success of the Company’s strategic pricing initiative, the Company’s ability to expand sales of custom products and to improve the operating performance of its European business. Other important factors are discussed under the caption “Cautionary Statement Regarding Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2005 and in subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3708.

Ed Bisno, Bisno Communications, (917) 881-5441

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net customer sales	$227,827	$200,956	$970,083	$839,786
Net sales to affiliates	1,510	874	4,934	4,396

Net sales	229,337	201,830	975,017	844,182
Cost of products sold, excluding depreciation	211,808	179,752	892,765	746,684
Depreciation	5,958	11,888	40,015	51,060

Gross profit	11,571	10,190	42,237	46,438
Selling and administrative expense	7,792	8,422	25,304	28,107
Research and technology expense	1,949	1,673	6,609	5,725
Write-off deferred financing costs and other fees	—	—	10,025	—
Interest expense	10,084	9,826	38,905	39,798
Asset impairment charge	—	—	22,200	—
Foreign exchange adjustments	556	(441)	1,559	62
Provision for restructuring	48	1,095	218	1,095
Other expense/(income), net	307	(24,959)	1,057	(24,948)

Income (loss) before taxes and minority interest	(9,165)	14,574	(63,640)	(3,401)
Benefit (provision) for income taxes	393	(3,101)	3,685	(3,417)
Minority interest	(2)	(21)	(35)	(2)

Net income (loss)	$(8,774)	$11,452	$(59,990)	$(6,820)

Per common share data:
Basic
Net income (loss)	$(0.72)	$0.95	$(4.94)	$(0.57)
Diluted
Net income (loss)	$(0.72)	$0.92	$(4.94)	$(0.57)
Weighted average common shares outstanding:
Basic shares	12,178	12,017	12,145	12,028
Diluted shares	12,178	12,512	12,145	12,028
Reconciliation of net income (loss) to Credit Agreement EBITDA:
Net income (loss)	$(8,774)	$11,452	$(59,990)	$(6,820)
Add back:
Interest expense	10,084	9,826	38,905	39,798
Taxes	(393)	3,101	(3,685)	3,417
Depreciation	5,958	11,888	40,015	51,060

EBITDA	6,875	36,267	15,245	87,455
Other adjustments under Credit Agreement	650	1,916	36,310	3,364

Credit Agreement EBITDA	$7,525	$38,183	$51,555	$90,819

SELECTED BALANCE SHEET DATA
	12/31/2005	12/31/2004

Cash and cash equivalents	$9,663	$9,316
Debt:
Revolving	10,453	17,000
Senior Notes	220,000	—
Term B Loan	—	121,941
Second Lien Term Loan	—	75,000
Senior Subordinated Debt	175,000	175,000
Other	1,540	1,540